Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Alignment Healthcare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001	Rule Rule 457(r)	9,000,000	$14.75	$132,750,000	$92.70 per $1,000,000	$12,305.93

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$132,750,000		$12,305.93

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$12,305.93

(1) The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on September 15, 2022 (File No. 333-267438).